Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS STRONG 2019 RESULTS

•	Strong Fourth Quarter and Full-Year Earnings

•	Completes Acquisition of InfraREIT

•	Supports the City of Lubbock’s Integration into ERCOT

•	Robust Capital Expenditure Plan

•	Advances West Texas Oil and Gas Industry and Renewable Energy Growth

DALLAS (February 27, 2020) — Oncor Electric Delivery Company LLC (“Oncor”) today reported twelve months ended December 31, 2019 net income of $651 million compared to reported twelve months ended December 31, 2018 net income of $545 million.

“2019 was a year of growth for Oncor,” said Allen Nye, chief executive of Oncor. “During 2019, we closed the InfraREIT transaction, successfully integrating those assets into our portfolio, and continued to organically grow our business. Oncor has a solid strategic plan in place, robust capital growth and a vibrant service territory. In 2020 and beyond, we will continue to provide safe, reliable and affordable electric service to our customers, and look forward to providing the critical infrastructure necessary to support growth across the state of Texas, and the ERCOT market.”

Oncor’s fourth quarter 2019 net income increased to $133 million, up from $119 million in the fourth quarter of 2018. The improved 2019 results were primarily driven by the impacts of the assets acquired in the InfraREIT transaction, customer growth and interim transmission and distribution rate updates, partially offset by increases in depreciation and amortization, operation and maintenance expense, interest expense and property taxes. Financial and operational results are provided in Tables A, B, C and D below.

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Operating Highlights

In May 2019, Oncor completed its acquisition of InfraREIT, Inc. and its subsidiaries. The acquisition expanded Oncor’s existing footprint in Texas by adding various electricity transmission and distribution assets and projects in the north, central, west and panhandle regions of Texas.

Among those projects is an approximately $400 million joint project with Lubbock Power & Light (“LP&L”), with costs and investment to ultimately be split equally by Oncor and LP&L. This joint project, which is expected to be completed in 2021, involves the build out of transmission lines and associated station work to join most of the City of Lubbock electric facilities to the ERCOT market and consists of approximately 175 miles of transmission lines in Lubbock and surrounding areas.

Oncor serves some of the top 10 fastest growing cities and counties in the country and operates a robust capital expenditure program to meet the needs of its growing service territory. In 2019, Oncor updated its capital expenditure projections. Oncor and its subsidiaries expect capital expenditures to total $11.9 billion in the five year period 2020-2024. These capital expenditures are expected to be used for investment in transmission and distribution infrastructure, including expansion, maintenance and information technology. Approximately 97% of Oncor’s capital expenditures are recoverable in rates through annual trackers. In addition, management currently estimates the growth in Oncor’s service territory to result in an approximately 8% rate base compound annual growth rate for the 2019-2024 period, with rate base in 2019 totaling $15.5 billion and projected rate base estimated at $16.9 billion in 2020, $18.4 billion in 2021, $19.8 billion in 2022, $21.1 billion in 2023 and $22.2 billion in 2024.

Much of Oncor’s expected growth comes from the Dallas-Ft. Worth Metroplex and the I-35 corridor. Additionally, a significant portion of Oncor’s capital expenditures are expected to be invested in transmission infrastructure to support the West Texas oil and gas industry as well as renewable energy growth in ERCOT. In the Delaware Basin region, Oncor’s fastest growing area in the Permian Basin, Oncor expects to invest more than $700 million in new projects, including an estimated 300 miles of new transmission lines, dynamic reactive devices and associated station work. These projects have estimated in-service dates of 2020 and 2021. These investments are expected to create a pathway for potential further renewable generation growth and penetration in the region.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of Sempra Energy, which will include discussion of fourth quarter and year-end 2019 results and other information relating to Oncor. Access is available by logging onto Sempra Energy’s website, www.sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra Energy’s call will be available a few hours after its conclusion on Sempra Energy’s website or by dialing (888) 203-1112 and entering passcode 1455338.

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Oncor’s Annual Report on Form 10-K for the year ended December 31, 2019 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will be available on Oncor’s website, www.oncor.com. The annual financial statements of Oncor Electric Delivery Holdings Company LLC (which holds 80.25% of Oncor’s outstanding equity interests and is indirectly wholly owned by Sempra Energy) for the year ended December 31, 2019 will be included as an exhibit to Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2019.

Oncor Electric Delivery Company LLC

Table A – Statements of Consolidated Net Income

Three and Twelve Months Ended December 31, 2019 and 2018; $ millions

	Q4 ‘19	Q4 ‘18	TME ‘19	TME ‘18
Operating revenues	$1,079	$995	$4,347	$4,101

Operating expenses:
Wholesale transmission service	246	243	1,005	962
Operation and maintenance	252	238	899	875
Depreciation and amortization	187	168	723	671
Provision in lieu of income taxes	27	18	138	152
Taxes other than amounts related to income taxes	131	122	508	496

Total operating expenses	843	789	3,273	3,156

Operating income	236	206	1,074	945
Other deductions and (income) - net	7	22	63	84
Nonoperating benefit in lieu of income taxes	(3)	(22)	(15)	(35)
Interest expense and related charges	99	87	375	351

Net income	$133	$119	$651	$545

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Oncor Electric Delivery Company LLC

Table B – Statements of Consolidated Cash Flows

Twelve Months Ended December 31, 2019 and 2018; $ millions

	TME ‘19	TME ‘18
Cash flows — operating activities:
Net income	$651	$545
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	806	777
Provision in lieu of deferred income taxes – net	55	18
Other – net	(3)	(3)
Changes in operating assets and liabilities:
Accounts receivable – trade	(53)	68
Inventories	(30)	(25)
Accounts payable – trade	21	30
Regulatory accounts related to reconcilable tariffs	(44)	66
Other – assets	(204)	33
Other – liabilities	76	(27)

Cash provided by operating activities	1,275	1,482

Cash flows — financing activities:
Issuances of long-term debt	2,460	1,150
Repayments of long-term debt	(1,094)	(825)
Proceeds of business acquisition bridge loan	600	—
Repayment of business acquisition bridge loan	(600)	—
Net decrease in short-term borrowings	(882)	(137)
Capital contributions from members	1,978	284
Distributions to members	(319)	(209)
Debt discount, premium, financing and reacquisition costs – net	(39)	(14)

Cash provided by financing activities	2,104	249

Cash flows — investing activities:
Capital expenditures	(2,097)	(1,767)
Business acquisition	(1,324)	—
Other – net	43	18

Cash used in investing activities	(3,378)	(1,749)

Net change in cash and cash equivalents	1	(18)
Cash and cash equivalents — beginning balance	3	21

Cash and cash equivalents — ending balance	$4	$3

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Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At December 31, 2019 and December 31, 2018; $ millions

	At 12/31/19	At 12/31/18
ASSETS
Current assets:
Cash and cash equivalents	$4	$3
Trade accounts receivable – net	661	559
Amounts receivable from members related to income taxes	3	—
Materials and supplies inventories — at average cost	148	116
Prepayments and other current assets	96	94

Total current assets	912	772
Investments and other property	133	120
Property, plant and equipment – net	19,370	16,090
Goodwill	4,740	4,064
Regulatory assets	1,775	1,691
Operating lease ROU and other assets	106	15

Total assets	$27,036	$22,752

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$46	$813
Long-term debt due currently	608	600
Trade accounts payable	394	300
Amounts payable to members related to income taxes	22	26
Accrued taxes other than amounts related to income	236	199
Accrued interest	83	68
Operating lease and other current liabilities	237	209

Total current liabilities	1,626	2,215
Long-term debt, less amounts due currently	8,017	5,835
Liability in lieu of deferred income taxes	1,821	1,602
Regulatory liabilities	2,793	2,697
Employee benefit, operating lease and other obligations	1,980	1,943

Total liabilities	16,237	14,292

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2019 and 2018 – 635,000,000	10,938	8,624
Accumulated other comprehensive loss	(139)	(164)

Total membership interests	10,799	8,460

Total liabilities and membership interests	$27,036	$22,752

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Twelve Months Ended December 31, 2019 and 2018; mixed measures

	Q4 ‘19	Q4 ‘18	TME ‘19	TME ‘18
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	9,562	9,697	45,340	46,007
Commercial, industrial, small business and other	21,354	20,103	88,038	84,049

Total electric energy volumes	30,916	29,800	133,378	130,056

Reliability statistics (a)(b):
System Average Interruption Duration Index (SAIDI) (nonstorm)			84.1	90.2
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.3
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			67.2	69.2
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,685	3,621

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended December 31, 2019 and 2018 data.

(b)	Excludes the impacts of the Sharyland Asset Exchange

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.6 million homes and businesses and operating more than 138,500 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial restrictions under our revolving credit facility, term loan credit agreements, note purchase agreements, and indentures governing our debt instruments; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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